Exhibit 99.1

MiMedx Exceeds Fourth Quarter And Full Year 2015 Revenue Consensus

$187.3 million full year 2015 revenue is 58% increase over 2014 and
$51.8 million Q4 2015 revenue is 31% increase over Q4 2014

Marietta, Georgia, January 10, 2016, (PR Newswire) -- MiMedx Group, Inc. (NASDAQ: MDXG), the leading regenerative medicine company utilizing human amniotic tissue and patent-protected processes to develop and market advanced products and therapies for the Wound Care, Surgical, Orthopedic, Spine, Sports Medicine, Ophthalmic, and Dental sectors of healthcare, announced today its record results for the fourth quarter and full year 2015.

Full Year 2015 and Fourth Quarter 2015 Revenue Highlights

•	Q4 2015 is the 17th consecutive quarter of meeting or exceeding revenue guidance

•	Q4 2015 revenue of $51.8 Million in upper range of MiMedx Q4 2015 guidance

•	Full Year 2015 revenue of $187.3 million nears upper end of MiMedx guidance range

•	2015 is the 4th consecutive fiscal year of meeting or exceeding revenue guidance

•	Surgical, Sports Medicine and Orthopedics (SSO) revenue grew more than 85% in 2015

•	Wound Care revenue grew by more than 50% in 2015

The Company recorded record revenue for the year ended December 31, 2015 of $187.3 million, a $69.1 million or 58% increase over 2014 revenue of $118.2 million. The Company recorded record revenue for the 2015 fourth quarter of $51.8 million, a $12.3 million or 31% increase over 2014 fourth quarter revenue of $39.6 million.

Parker H. “Pete” Petit, Chairman and CEO, said, “We are pleased to again announce another consecutive quarter of meeting or exceeding revenue guidance. In this case, it is our 17th consecutive quarter of achieving this mark, and we also exceeded analyst consensus guidance for our revenues. We are pleased to have these 2015 revenue growth accomplishments in spite of a major average price decrease in our EpiFix® product line resulting from the expiration of the pass-through status. Also, I believe the more than 85% growth in our SSO area is a predictor of our future in these product areas. We believe the acquisition of Stability Biologics will lead to even more rapid growth in this SSO sector. In the meantime, our leadership position in the advanced wound care sector continues to grow and flourish. We believe our allografts, both tissue and fluid, and the future introduction of CollaFix™, will all provide enormous potential for improving the outcomes of numerous medical procedures and applications.”

2016 Outlook and Conference Call
Today, the Company also issued a press release announcing its acquisition of Stability Biologics. Included in that press release were the Company’s revised expectations for 2016 based on the acquisition. Please refer to that press release for the Company’s latest guidance for 2016. In that press release, the Company also announced that it will host a live broadcast of its conference call to discuss the acquisition on Monday, January 11, 2016 at 9:30 a.m. EST. The Company will also discuss its 2015 revenue results and revised 2016 outlook during that conference call. A listen-only simulcast of the MiMedx conference call will be available online at the Company’s website at www.mimedx.com. A 30-day online replay will be available approximately one hour following the conclusion of the live broadcast. The replay can also be found on the Company’s website at www.mimedx.com.

About MiMedx

MiMedx® is an integrated developer, processor and marketer of patent protected and proprietary regenerative biomaterial products and bioimplants processed from human amniotic membrane and other birth tissues. “Innovations in Regenerative Biomaterials" is the framework behind our mission to give physicians products and tissues to help the body heal itself. Our biomaterial platform technologies are AmnioFix®, EpiFix®, CollaFix™ and OrthoFlo. AmnioFix and EpiFix are our tissue technologies processed from human amniotic membrane derived from donated placentas. Elected in advance of delivery through our donor program, a mother delivering a healthy baby via scheduled full-term Caesarean section birth may donate the placenta in lieu of having it discarded as medical waste. We process the human amniotic membrane utilizing our proprietary PURION® Process, to produce a safe and effective implant. MiMedx is the leading supplier of amniotic tissue, having supplied over 500,000 allografts to date for application in the Wound Care, Surgical, Orthopedic, Spine, Sports Medicine, Ophthalmic and Dental sectors of healthcare. The Company has recently introduced OrthoFlo, an amniotic fluid derived allograft for homologous use. Amniotic fluid is donated by a consenting mother delivering a full-term healthy baby by scheduled Caesarean section. CollaFix, our next technology platform we plan to commercialize, is our collagen fiber technology, developed with our patented cross-linking polymers, designed to mimic the natural composition, structure and mechanical properties of musculoskeletal tissues in order to augment their repair. CollaFix is the only biological, biodegradable, biomimetic technology that matches human tendon in strength and stiffness. The Company distinguished its revenue in two primary regenerative medicine specialties of “Wound Care” and “SSO.” The Company defines SSO as surgical, sports medicine and orthopedics with spinal procedures included in orthopedics and abdominal and lower pelvic procedures included in surgical.

Safe Harbor Statement
This press release includes statements that look forward in time or that express management's beliefs, expectations or hopes. Such statements are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, that the recent growth in the Company’s SSO area is a predictor of the future in this product area and the addition of Stability Biologics will lead to even more rapid growth in this area, that the Company’s leadership position in the advanced wound care sector will continue to grow and flourish, and that the Company’s allografts, both tissue and fluid, and its plans for future introduction of CollaFix, will all provide enormous potential for improving the outcomes of numerous medical procedures and applications. These statements are based on current information and belief, and are not guarantees of future performance. Among the risks and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements include that the revenue growth rate does not continue as expected or declines, growth in the SSO areas does not continue as expected or declines, the addition of Stability Biologics does not lead to further SSO growth, the Company does not maintain its leadership position in the advanced wound care sector, the demand for the Company’s products decreases, management of the expiration of pass-through status does not continue in the future and/or does not continue to benefit the Company in the future, the Company is not able to commercialize CollaFix as planned, the Company’s products do not have the expected effect on medical procedures and a applications, and the risk factors detailed from time to time in the Company's periodic Securities and Exchange Commission filings, including, without limitation, its 10-K filing for the fiscal year ended December 31, 2014 and its most recent Form 10Q filing. By making these forward-looking statements, the Company does not undertake to update them in any manner except as may be required by the Company's disclosure obligations in filings it makes with the Securities and Exchange Commission under the federal securities laws.

Investor Contact:
COCKRELL GROUP
Rich Cockrell
877-889-1972
investorrelations@thecockrellgroup.com
cockrellgroup.com